Exhibit 99.1

Cerner Reports First Quarter 2013 Results
Strong Bookings, Earnings and Cash Flow

KANSAS CITY, Mo. - April 25, 2013 - Cerner Corporation (Nasdaq: CERN) today announced results for the 2013 first quarter that ended March 30, 2013, delivering strong levels of bookings, earnings and cash flow.

Bookings in the first quarter of 2013 were $801.6 million, an all-time high for a first quarter and an increase of 23 percent compared to first quarter 2012 bookings of $652.3 million.

First quarter revenue was $680.0 million, an increase of six percent compared to $641.2 million in the year-ago period. Revenue growth was below Cerner's expectations due to reduced levels of low-margin technology resale. This had no material impact on earnings, which were above expectations due to strength in other areas.

On a U.S. Generally Accepted Accounting Principles (GAAP) basis, first quarter 2013 net earnings were $110.0 million and diluted earnings per share were $0.62. First quarter 2012 GAAP net earnings were $88.7 million and diluted earnings per share were $0.51.

Adjusted (non-GAAP) Net Earnings
Adjusted net earnings for first quarter 2013 were $116.9 million, an increase of 24 percent compared to $94.2 million of adjusted net earnings in the first quarter of 2012. Adjusted diluted earnings per share were $0.66 in the first quarter of 2013 compared to $0.54 of adjusted diluted earnings per share in the year-ago quarter. Analysts' consensus estimate for first quarter 2013 adjusted diluted earnings per share was $0.63.

Adjusted net earnings is not a recognized term under GAAP and should not be substituted for net earnings as a measure of Cerner's performance but instead should be utilized as a supplemental measure of financial performance in evaluating our business. Following is a description of adjustments made to net earnings. For more detail, please see the accompanying schedule, titled “Reconciliation of GAAP Results to Non-GAAP Results.”

Adjusted net earnings and diluted earnings per share exclude share-based compensation expense, which reduced first quarter 2013 net earnings and diluted earnings per share by $6.9 million and $0.04, respectively; and reduced first quarter 2012 net earnings and diluted earnings per share by $5.5 million and $0.03, respectively.

Other 2013 First Quarter Highlights:

▪	First quarter cash collections of $784.0 million and operating cash flow of $213.6 million.

▪
First quarter free cash flow of $129.9 million. Free cash flow is a non-GAAP financial measure defined as GAAP cash flows from operating activities less capital purchases and capitalized software development costs. For more detail, please see the accompanying schedule, titled “Reconciliation of GAAP Results to Non-GAAP Results.”

▪	First quarter days sales outstanding of 69 days, which is down from 76 days in the year-ago quarter.

▪	Total backlog of $7.58 billion, up 21 percent over the year-ago quarter. This was comprised of $6.83 billion of contract backlog and $747.9 million of support and maintenance backlog.

“We got off to a good start in 2013, with almost all key metrics above expected levels, including very strong bookings, earnings and cash flow,” Neal Patterson, Cerner chairman, CEO, president and co-founder said. “We expect 2013 to be a very good year, as we have a significant pipeline of opportunities both with existing clients and prospective clients. In addition, we are continuing to invest heavily in research and development to widen our competitive advantages and position ourselves for sustained growth throughout this decade.”

Future Period Guidance
Cerner currently expects:

▪	Second quarter 2013 revenue between $705 million and $735 million.

▪	Full year 2013 revenue between $2.95 billion and $3.05 billion.

▪	Second quarter 2013 adjusted diluted earnings per share before share-based compensation expense between $0.66 and $0.68.

▪	Full year 2013 adjusted diluted earnings per share before share-based compensation expense between $2.78 and $2.83, up from a prior range of $2.75 to $2.82.

▪	Second quarter 2013 new business bookings between $825 million and $875 million.

▪	Share-based compensation expense to reduce diluted earnings per share by approximately $0.04 to $0.05 in the second quarter of 2013 and between $0.17 and $0.18 for the year.

Earnings Conference Call
Cerner will host an earnings conference call to provide additional detail on these results at 3:30 p.m. CT on April 25. The dial-in number for the conference call is (617) 614-3453; the passcode is Cerner. Cerner recommends joining the call 15 minutes early for registration. The re-broadcast of the call will be available from 5:30 p.m. CT, April 25 through 11:59 p.m. CT, April 28. The dial-in number for the re-broadcast is (617)-801-6888; the passcode is 82194650.

An audio webcast will be available live and archived on Cerner's website at www.cerner.com under the About Cerner section (click Investor Relations, then Presentations and Webcasts).

About Cerner
Cerner is contributing to the systemic change of health and care delivery. For more than 30 years Cerner has been executing its vision to make health care safer and more efficient. We started with the foundation of digitizing paper processes and now offer the most comprehensive array of information software, professional services, medical device integration, remote hosting and employer health and wellness services. Cerner systems are used by everyone from individual consumers, to single-doctor practices, hospitals, employers and entire countries. Taking what we've learned over more than three decades, Cerner is building on the knowledge that is in the system to support evidence-based clinical decisions, prevent medical errors and empower patients in their care.

Cerner® solutions are licensed by approximately 10,000 facilities around the world, including more than 2,700 hospitals; 4,150 physician practices; 45,000 physicians; 550 ambulatory facilities, such as laboratories, ambulatory centers, behavioral health centers, cardiac facilities, radiology clinics and surgery centers; 800 home health facilities; 45 employer sites and 1,750 retail pharmacies.

Certain trademarks, service marks and logos (collectively, the “Marks”) set forth herein are owned by Cerner Corporation and/or its subsidiaries in the United States and certain other countries throughout the world. All other non-Cerner Marks are the property of their respective owners. Nasdaq: CERN. For more information about Cerner, please visit www.cerner.com, Twitter, Facebook and YouTube.

This release contains forward-looking statements that involve a number of risks and uncertainties. It is important to note that Cerner's performance, and actual results, financial condition or business could differ materially from those expressed in such forward-looking statements. The words “expect”, “position”, “guidance”, “believe”, “estimate” or the negative of these words, variations thereof or similar expressions are intended to identify such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: the possibility of product-related liabilities; potential claims for system errors and warranties; the possibility of interruption at our data centers or client support facilities; our proprietary technology may be subject to claims for infringement or misappropriation of intellectual property rights of others, or may be infringed or misappropriated by others; risks associated with our non-U.S. operations; risks associated with our ability to effectively hedge exposure to fluctuations in foreign currency exchange rates; the potential for tax legislation initiatives that could adversely affect our tax position and/or challenges to our tax positions in the United States and non-U.S. countries; risks associated with our recruitment and retention of key personnel; risks related to our dependence on third party suppliers; risks inherent with business acquisitions; the potential for losses resulting from asset impairment charges; risks associated with uncertainty in global economic conditions; managing growth in the new markets in which we offer solutions, health care devices and services; changing political, economic, regulatory and judicial influences; government regulation; significant competition and market changes; variations in our quarterly operating results; potential inconsistencies in our sales forecasts compared to actual sales; volatility in the trading price of our common stock and the timing and volume of market activity; our directors' authority to issue preferred stock and the anti-takeover provisions in our corporate governance documents; and material adverse resolution of legal proceedings. Additional discussion of these and other risks, uncertainties and factors affecting Cerner's business is contained in Cerner's periodic filings with the Securities and Exchange Commission. The reader should not place undue reliance on forward-looking statements, since the statements speak only as of the date that they are made. Cerner undertakes no obligation to update forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial condition or business over time.

Investor Contact: Allan Kells, (816) 201-2445, akells@cerner.com
Media Contact: Megan Moriarty, (816) 888-2470, megan.moriarty@cerner.com
Cerner's Internet Home Page: www.cerner.com

CERNER CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the three months ended March 30, 2013 and March 31, 2012
(unaudited)

(In thousands, except per share data)	Three Months Ended
	2013 (1)	2012 (1)
Revenues
System sales	$198,902	$225,820
Support, maintenance and services	466,556	403,904
Reimbursed travel	14,571	11,488
Total revenues	680,029	641,212

Margin
System sales	117,419	108,865
Support, maintenance and services	435,381	374,339
Total margin	552,800	483,204

Operating expenses
Sales and client service	267,356	245,074
Software development	81,063	71,145
General and administrative	47,812	39,546
Total operating expenses	396,231	355,765

Operating earnings	156,569	127,439

Other income, net	3,044	2,624

Earnings before income taxes	159,613	130,063
Income taxes	(49,573)	(41,355)
Net earnings	$110,040	$88,708

Basic earnings per share	$0.64	$0.52

Basic weighted average shares outstanding	172,032	169,968

Diluted earnings per share	$0.62	$0.51

Diluted weighted average shares outstanding	176,413	175,027

Note 1: Operating expenses for the three months ended March 30, 2013 and March 31, 2012 include share-based compensation expense. The impact of this expense on net earnings and diluted earnings per share is presented below:

(In thousands, except per share data)	Three Months Ended
	2013	2012

Sales and client service	$5,018	$3,862
Software development	2,325	1,968
General and administrative	3,883	3,119
Total share-based compensation	11,226	8,949
Amount of related income tax benefit	(4,356)	(3,423)
Net impact on net earnings	$6,870	$5,526
Decrease to diluted earnings per share	$0.04	$0.03

CERNER CORPORATION AND SUBSIDIARIES
RECONCILIATION OF GAAP RESULTS TO NON-GAAP RESULTS1
For the three months ended March 30, 2013 and March 31, 2012
(unaudited)

RECONCILIATION OF ADJUSTED NET EARNINGS TO GAAP NET EARNINGS1

(In thousands)	Three Months Ended
	2013	2012
Net Earnings
Net earnings (GAAP)	$110,040	$88,708
Share-based compensation expense	11,226	8,949
Income tax benefit of share-based compensation	(4,356)	(3,423)
Adjusted net earnings (non-GAAP)[2]	$116,910	$94,234

RECONCILIATION OF ADJUSTED DILUTED EARNINGS PER SHARE TO GAAP DILUTED EARNINGS PER SHARE1

	Three Months Ended
	2013	2012
Diluted Earnings Per Share
Diluted earnings per share (GAAP)	$0.62	$0.51
Share-based compensation expense (net of tax)	0.04	0.03
Adjusted diluted earnings per share (non-GAAP)[2]	$0.66	$0.54

RECONCILIATION OF NON-GAAP FREE CASH FLOW TO GAAP OPERATING CASH FLOW1

(In thousands)	Three Months Ended
	2013	2012
Cash flows from operating activities (GAAP)	$213,648	$162,708
Capital purchases	(49,451)	(26,363)
Capitalized software development costs	(34,334)	(23,080)
Free cash flow (non-GAAP)[3]	$129,863	$113,265

Note 1: The presentation of Adjusted Diluted Earnings per Share, Adjusted Net Earnings and Free Cash Flow, non-GAAP financial measures, are not meant to be considered in isolation, nor as a substitute for, or superior to, Generally Accepted Accounting Principles (GAAP) results and investors should be aware that non-GAAP measures have inherent limitations and should be read only in conjunction with Cerner's consolidated financial statements prepared in accordance with GAAP. Adjusted Diluted Earnings per Share, Adjusted Net Earnings and Free Cash Flow may also be different from similar non-GAAP financial measures used by other companies and may not be comparable to similarly titled captions of other companies due to potential inconsistencies in the method of calculations. We believe that Adjusted Diluted Earnings per Share, Adjusted Net Earnings and Free Cash Flow are important to enable investors to better understand and evaluate our ongoing operating results and allows for more comprehensive review and understanding of our overall financial, operational and economic performance.

Note 2: Cerner provides earnings with and without share-based compensation expense because earnings excluding this expense is used by management along with GAAP results to analyze its business, make strategic decisions and for management compensation purposes.

Note 3: Cerner provides free cash flow because it takes into account the capital expenditures necessary to operate our business.

CERNER CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
As of March 30, 2013 (unaudited) and December 29, 2012

(In thousands)	2013	2012

Assets
Current assets:
Cash and cash equivalents	$281,458	$317,120
Short-term investments	723,693	719,665
Receivables, net	512,078	577,848
Inventory	22,106	23,681
Prepaid expenses and other	149,406	113,572
Deferred income taxes, net	38,819	38,620
Total current assets	1,727,560	1,790,506

Property and equipment, net	606,449	569,708
Software development costs, net	279,516	267,307
Goodwill	306,155	247,616
Intangible assets, net	151,193	132,045
Long-term investments	515,858	509,467
Other assets	178,418	187,819
Total assets	$3,765,149	$3,704,468

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$148,877	$141,212
Current installments of long-term debt and capital lease obligations	46,905	59,582
Deferred revenue	193,969	189,652
Accrued payroll and tax withholdings	106,924	125,253
Other accrued expenses	75,748	64,413
Total current liabilities	572,423	580,112

Long-term debt and capital lease obligations	135,470	136,557
Deferred income taxes and other liabilities	148,686	143,212
Deferred revenue	9,330	10,937
Total liabilities	865,909	870,818

Shareholders’ Equity:
Common stock	1,726	1,721
Additional paid-in capital	870,308	842,490
Retained earnings	2,104,734	1,994,694
Treasury stock	(63,241)	—
Accumulated other comprehensive loss, net	(14,287)	(5,255)
Total shareholders’ equity	2,899,240	2,833,650
Total liabilities and shareholders’ equity	$3,765,149	$3,704,468